Elmira Savings Bank to Purchase Four First Niagara Central New York Branches

ELMIRA, NY; LOCKPORT, NY, August 10, 2007 -- Elmira Savings Bank, FSB (NASDAQ: ESBK) and First Niagara Financial Group, Inc. (NASDAQ: FNFG), the holding company for First Niagara Bank, today announced a definitive agreement for Elmira Savings Bank to purchase four of First Niagara's Central New York branches. Elmira Savings Bank is purchasing First Niagara's three Ithaca locations in Tompkins County and its Moravia location in Cayuga County.

The sale consists of approximately $93 million in deposits and $9 million in consumer loans for which Elmira will pay a weighted deposit premium of 15.50%. The completion of the transaction is expected in the fourth quarter, subject to regulatory approval. Elmira Savings Bank plans to hire the 20 employees of the First Niagara branches being sold following completion of the sale. First Niagara Risk Management will continue to operate in Ithaca through the office acquired there in 2005 through First Niagara's purchase of L.A. Lama Insurance Agency.

FNFG President and Chief Executive Officer John R. Koelmel said, "We are pleased to be selling these branches to Elmira Savings Bank, a highly respected community bank that offers the products and high level of service to serve the financial needs of these communities and the customers of the branches being acquired very well."

Koelmel added, "This transaction will complete 2007's reconfiguration of our branch system as we focus on our best growth opportunities. This sale brings the total branches we are selling in 2007 to nine, collectively representing less than 3% of total First Niagara deposits. Additionally, three branch consolidations are underway with two expected to be completed in this quarter and one in fourth quarter for a total of five branches consolidated in 2007. Net of five new branches opened this year, we will have reduced the number of our branches across Upstate New York from 119 at year-end 2006 to 110 at year-end 2007. Looking beyond this year, we will continue to evaluate our branch network as part of the ongoing management of our business to optimize its performance."

Elmira Savings Bank President and Chief Executive Officer Michael P. Hosey said, "We are very pleased to be extending our Central New York footprint across Chemung County into neighboring Tompkins and Cayuga counties. This transaction significantly expands our franchise into contiguous markets by expanding our deposit base by $93 million or 30%. We look forward to welcoming the customers and staff of these branches to the Elmira Savings Bank family and will work closely with First Niagara to ensure a seamless transition for both customers and employees."

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Elmira, Page 2

Elmira Savings Bank, FSB with $395.8 million in total assets, is insured by the Federal Deposit Insurance Corporation (FDIC) and is a federally chartered Bank with five offices in Chemung County, NY; one office in Steuben County, NY; one office in Tioga County, PA; and a loan center in Tompkins County, NY.

First Niagara Financial Group, Inc., through its wholly owned subsidiary First Niagara Bank, has assets of $8.0 billion and deposits of $5.8 billion. First Niagara Bank is a full-service, community-oriented bank that provides financial services to individuals, families and businesses through 121 branches and four Regional Market Centers across Upstate New York. Forward-Looking Statements

This news release contains forward-looking statements with respect to the financial condition and results of operations of First Niagara Financial Group, Inc. including, without limitations, statements relating to the earnings outlook of the Company. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, include among others, the following possibilities: (1) changes in the interest rate environment; (2) competitive pressure among financial services companies; (3) general economic conditions including an increase in non-performing loans that could result from an economic downturn; (4) changes in legislation or regulatory requirements; (5) difficulties in continuing to improve operating efficiencies; (6) difficulties in the integration of acquired businesses; and (7) increased risk associated with an increase in commercial real-estate and business loans and non-performing loans.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve the risks and uncertainties, including the timely availability and acceptance of Bank products, the impact of competitive products and pricing, the management of growth, and other risks detailed from time to time in the Elmira Savings Bank's regulatory reports.

Elmira Savings Contact
Janet Wells	SVP- Sales & Marketing
(607)737-8805
jwells@elmirasavingsbank.com

First Niagara Contact
Leslie G. Garrity	Public Relations and Corporate Communications Manager
(716) 625-7528
leslie.garrity@fnfg.com